EXHIBIT 99.1

Investor Contact:	Robbin E. Moore Investor Relations Director Krispy Kreme Doughnuts, Inc. 336.726.8857

Media Contact:	Amy S. Hughes Communications Director Krispy Kreme Doughnuts, Inc. 336.726.8815

KRISPY KREME DISCLOSES SEC INFORMAL INQUIRY

Winston-Salem, NC (July 29, 2004) – Krispy Kreme Doughnuts, Inc. (NYSE:KKD) announced today that the Securities and Exchange Commission is conducting an informal, non-public inquiry regarding the Company. The Company is fully cooperating with the SEC in response to its request for information. The inquiry generally concerns the Company’s franchise reacquisitions and the Company’s previously announced reduction in earnings guidance.

Scott Livengood, Chairman, President and Chief Executive Officer, said, “Krispy Kreme has no higher priority than the confidence of our shareholders, customers and employees. While we are confident in our practices, we understand and respect the SEC’s responsibilities and will continue to cooperate fully throughout this process.”

Founded in 1937 in Winston-Salem, North Carolina, Krispy Kreme is a leading branded specialty retailer of premium quality doughnuts, including the Company’s signature Hot Original Glazed. Krispy Kreme currently operates 387 factory stores in 45 U.S. states, Australia, Canada, Mexico and the United Kingdom. Krispy Kreme can be found on the World Wide Web at www.krispykreme.com.

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Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Krispy Kreme’s operating results, performance or financial condition are its dependence on franchisees to execute its store expansion strategy, supply issues, competition, changes in consumer preferences and perceptions and numerous other factors discussed in Krispy Kreme’s periodic reports, proxy statements and other information statements filed with the Securities and Exchange Commission. Specifically, the SEC may expand the scope of its inquiry or obtain a formal order of investigation.